EXHIBIT 14

                              Third Century Bancorp
                              Code of Ethics Policy

PURPOSE OF THE POLICY

The boards of directors of Third Century Bancorp (the "Company") and of Mutual Savings Bank ("MSB" or the "Bank") are proud of the manner in which the code of ethics has been observed in the past and asks each employee to maintain it in the future. The following specific rules and procedures will help each employee understand and comply with the code of ethics policy.

MSB is an institution of public trust. The board of directors and employees have a serious responsibility to keep this trust. Any actions of staff members that result in or give the appearance of misconduct or conflict of interest will weaken public confidence.

Failure to comply with all rules and procedures herein described may result in disciplinary action or possible termination of employment. Any questions regarding code of conduct should be referred to the managing officer of MSB.

The following rules and procedures apply to the code of ethics policy:

SIGNING THE EMPLOYEE CERTIFICATION FORM

     1. Upon employment at MSB, each employee will sign a form certifying that:

          a.   He/she has read the Company's Code of Ethics Policy.

          b.   It is fully understood.

          c.   He/she will comply with its requirements.

          d. He/she is not aware of any violation of policy on the part of any other person or party where such violation has not been properly disclosed.

     2. At the end of each calendar year following the date of employment by MSB, each employee will again sign a certification form to reaffirm compliance with the Code of Ethics Policy.
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COMPLETING REQUIRED DISCLOSURE FORMS

     1. Each employee must disclose any interests or activities involving another organization that may result in a conflict of interest between MSB and that organization or individual.

     2. Upon employment at MSB, all employees will complete and sign a form disclosing the following information about themselves as well as immediate family members:

          a.   Financial interest information.

          b.   Outside organization affiliations or employment.

     3. At the end of each calendar year following the date of employment by MSB, each employee of MSB will be required to complete and sign a disclosure form.

     4. If a situation that causes a potential conflict of interest cannot be avoided, the employee must report the situation immediately to his or her supervisor.

     5. Any MSB officer or employee planning to accept a directorship of another organization, with the exception of charitable and non-profit organizations, must gain the approval of the President prior to doing so.

HANDLING CONFIDENTIAL INFORMATION

     1. Confine all information concerning MSB, its customers, its depositors, and its directors and employees to internal purposes only. This information is confidential.

     2. Keep disclosure of confidential information to other Bank employees to a minimum, preferably on a need-to-know basis.

     3. Unless permission has been granted by a supervisor, employees are to use all published information, developed programs, equipment, etc., for Bank related work only.

PERSONAL INVESTMENTS

     1. Each employee of MSB must handle his or her own personal finances responsibly in order to maintain the integrity of the Bank.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

     1. Obeying the law, both in letter and in spirit, is one of the foundations on which this Company's ethical policies are built. All employees, officers and directors must respect and obey the laws, rules and regulations (including insider trading laws) applicable to the Company and to MSB. Although not all employees, officers and directors are expected to know the details of these laws, rules and regulations, it is important to know enough to determine when to seek advice from the managing officer of MSB or other appropriate personnel.

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CONFLICTS OF INTEREST

     1. MSB respects the rights of employees, officers and directors to manage their personal affairs and investments and does not wish to intrude upon their personal lives. At the same time, employees, officers and directors must act in the best interests of MSB and avoid situations that present a potential or actual conflict between their interests and the interests of MSB, absent full disclosure and approval by appropriate, disinterested representatives of MSB.

     2. A "conflict of interest" exists when a person's private interest interferes in any way - or even appears to interfere - with the interests of MSB. A conflict situation can arise when an employee, officer or director of MSB takes actions or has interests that may make it difficult to perform his or her work for the Bank objectively and effectively. Conflicts of interest also arise when an employee, officer or director or members of his or her immediate family, receive improper personal benefits as a result of his or her position in or with MSB. Loans to, or guarantees of obligations of, employees, officers or directors or their immediate family members also create conflicts of interest.

     3. Conflicts of interest are generally prohibited as a matter of policy. Exceptions may only be made after review and approval of specific or general categories by senior management (in the case of employees) or the Board of Directors (in the case of executive officers or directors). Conflicts of interest may not always be clear cut, so if you have a question, you should consult with the managing officer of MSB or your immediate supervisor.

RECORD-KEEPING AND QUESTIONABLE ACCOUNTING OR AUDITING MATTERS

     1. The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions and to provide full, fair, accurate and timely disclosure. All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal and accounting requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained under any circumstances.

     2. The accurate and timely reporting of our financial results and financial condition requires that all financial information be recorded promptly and accurately, and that our systems for recording and reporting that information be properly functioning and subject to regular and thorough evaluations.

     3. Moreover, no employee, officer or director may improperly influence the Company's outside auditors in connection with their audit of the Company's books and records. While we all may not be familiar with accounting procedures, we must endeavor to make sure that every business record is accurate, complete and reliable.

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     4.   All  employees  are  responsible  to  report  any  concerns  regarding questionable accounting or auditing matters that may come to their attention.

     5. This policy also applies to all operating reports or records prepared for internal or external purposes, such as quality control reports or sales projections. False, misleading or incomplete information impairs the Company's ability to make good decisions, undermines trust in the long term, and may in some cases be illegal.

     6. No officer, employee, or director acting on behalf of the Company or MSB shall engage in any activity which circumvents the Company's systems of internal controls.

     7. Records should always be retained or destroyed according to MSB's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the managing officer of MSB.

DISCLOSURES IN PUBLIC FILINGS

     1. The Company's filings made under the Securities Exchange Act of 1934, such as quarterly and annual reports and proxy statements, are to contain full, fair, accurate, timely, and understandable disclosures. All press releases and shareholder communications must also contain such disclosures. The Company has procedures in place to achieve these goals with respect to securities reports and shareholder communications. Any employee/director who has concerns about disclosures being made in these documents should feel free to contact any member of the Company's Audit Committee or of the Company's Board of Directors including the President of MSB.

REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

     1. If you believe that actions have taken place, may be taking place or may be about to take place that violate or would violate this Code, you must bring the matter to the attention of the Company. You are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. Any supervisor or manager who receives a report of a potential violation of this Code must report it immediately to the managing officer of MSB. If you are still not satisfied with the response, you may contact the Chairman of the Board of the Company or any of the Company's outside directors. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees.

ACCEPTING/REPORTING GIFTS AND ENTERTAINMENT

     1.   To  facilitate   business  with  prospective  or  current   customers,
          employees are expected to participate in entertainment events of reasonable cost.

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     2.   Whenever  possible,  MSB may pay the  cost of all  such  entertainment events.

     3. Employees must follow established documentation guidelines to receive reimbursement for entertainment expenses the employee has incurred in relation to Bank business.

     4. Employees must not accept payment for any entertainment costs, travel, or other expenses considered excessive or outside of acceptable business practices.

     5. Employees of MSB may accept gifts from prospective or current customers, associates, or any other businesses or individuals only if the gifts are of nominal value, defined in this policy as $100 or less in value. Acceptance of gifts with value in excess of $100 is permitted with the approval of the President.

EXTERNAL INVOLVEMENT

     1. Federal law prohibits MSB and the Company from making political contributions; however, all employees may participate in activities outside of the Bank, including any charitable or political activities.

     2. To ensure the Bank's separation from any political connections, employees are prohibited from soliciting other employees for political contributions.

     3. While MSB may support selected charitable organizations, employees are prohibited from coercing others into contributing to any organization.

     4. Employees must report any employment outside and in addition to employment at MSB to his or her immediate supervisor. This is outlined in the Bank's Personnel Policy.

CONDUCT OF INSIDERS

     1. All individuals who are affiliated with MSB and are considered to be "insiders" and must ensure that their conduct does not violate rules relating to self-dealing and personal gifts.

     2. Bank officials must make all decisions regarding the sale or purchase of assets or services on the basis of the best interest of the Bank, without regard to the personal interest or influence of any insiders.


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EMPLOYEE BANK ACCOUNTS

     1. All employees are encouraged to maintain accounts at MSB, although they are not required to do so.

     2. In all cases, interest rates charged on loans and paid on deposit accounts will be consistent with rates available to Bank customers.

ACTION FOR NON-COMPLIANCE WITH POLICY

     1. All instances of violation of MSB's Code of Conflict Policy will be reported to the President and referred to the Board of Directors.

     2. Disciplinary action may be taken to commensurate with the seriousness of the misconduct.

This policy is hereby adopted by the board of directors this ____ day of November, 2004.

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                           EMPLOYEE CERTIFICATION FORM

I, the undersigned, hereby certify that I have read the Third Century Bancorp Code of Ethics Policy in its entirety, that I fully understand the content thereof, that I have complied with its requirements, and that I am not aware of any violation thereof on the part of myself or any other person or employee.

I have no knowledge, either direct or indirect, either factual or suspected, or any information regarding any activities that are illegal, unethical, or fraudulent, or that create conflict of interest or financial weakness, on the part of any employee, borrower, depositor, or director of Mutual Savings Bank or the Company. I have no knowledge of any information that would harm the Company or Mutual Savings Bank, its directors, its employees, or its customers in a financial, slanderous, or libelous way or that would prevent any of the above from receiving their full legal rights and remedies in courts of law or from having their insurance and bond coverage claims honored in full.

I further certify, that if any exceptions to the above exist, I have made full and proper disclosure as required by the Company's Code of Ethics Policy and that MSB and the Company agreed to keep all such disclosures confidential; except that where such disclosures result in the discovery of improper or illegal activities, MSB or the Company will, if necessary, use such information in the proper exercise of its duties and responsibilities, protecting my interests as much as possible.


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Signed


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Date


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                EMPLOYMENT AND FINANCIAL INTEREST DISCLOSURE FORM

The board of directors of Third Century Bancorp requires the information to be reported on this form, which is designed to obtain information that might indicate existing or potential conflicts of interest or violations of Company policies or rules. Such information, however, will not necessarily cover every set of circumstances that may involve a conflict of interest. Such circumstances could result from your financial or other ownership interest, your affiliations or employment outside MSB.

                               OUTSIDE EMPLOYMENT

List the name, address, and purpose of all organizations (corporations, companies, firms, business enterprises, partnerships, nonprofit organizations, and educational or other institutions) in which you serve as employee, officer, owner, director, member, trustee, partner, adviser, or consultant or in which you have a continuing financial interest through a pension or retirement plan, shared-income or other arrangement, or business or professional association. Describe your position or interest in each organization. If none, write NONE.



Name of                         Purpose of       Position in     Address of
Organization                    Organization     Organization    Organization
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